OPINION OF GARY P. ENCINAS, ESQ.


                                                          EXHIBIT 5



September 28, 2000




PG&E Corporation
One Market, Spear Tower
Suite 2400
San Francisco, CA 94105

Re:  Post Effective Amendment No. 1 to
     Registration Statement on Form S-8 Relating to the PG&E
     Corporation Retirement Savings Plan

Ladies and Gentlemen:

At your request, I, Chief Counsel, Corporate, for PG&E Corporation, a California corporation (the "Company"), am rendering this opinion in connection with the proposed issuance pursuant to the PG&E Corporation Retirement Savings Plan of up to 15,700,000 shares of common stock (the "Common Stock") of the Company. (Although this Registration Statement relates to the offer and sale of 20,00,000 shares of Common Stock, 4,300,000 shares of Common Stock have already been sold under the Registration Statement. This opinion relates to the remaining unsold shares.)

I, or other members of the Company's Law Department acting under my direction and under my supervision, have examined instruments, documents, and records which I deemed relevant and necessary for the basis of my opinion herein after expressed. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed.

Based on such examination, I am of the opinion that the shares of Common Stock to be issued by the Company pursuant to the Plan will be validly authorized shares of Common Stock and, when issued in accordance with the provisions of the Plan, will be legally issued, fully paid and nonassessable.

I express no opinion as to matters of law in jurisdictions other than the State of California and federal law of the United
States.

I hereby consent to the filing of this opinion as to an exhibit to this Registration Statement and to the use of my name wherever it appears in said Registration Statement. In giving such consent, I do not consider that I am an "expert" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

GARY P.ENCINAS

Gary P. Encinas